Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Issuer Free Writing Prospectus dated January 21, 2014
Relating to Materials Published or Distributed by Media
Registration Statement No. 333-193314

This free writing prospectus is being furnished on behalf of 1347 Property Insurance Holdings, Inc. (the “Company” or “1347”).
The Company has filed a registration statement (Registration Statement No. 333-193314) with the Securities and Exchange Commission (“SEC”) on January 10, 2014 (the “Registration Statement”) for the offering to which this communication relates. Before you invest, you should read the Registration Statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Registration Statement if you request it from: Aegis Capital Corp., Attention: Prospectus Department, 810 Seventh Ave., 18th Floor, New York, NY, 10019, Telephone: 212-813-1010, email: prospectus@aegiscap.com.
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Interview and Article
On January 16, 2014, A.M. Best published an article written by Michael Buck (the “Article”) on its website (www3.ambest.com) that contained an interview with the Company’s President and Chief Executive Officer, Douglas Raucy. On January 16, 2014, TradingCharts.com posted the Article on its website (futures.tradingcharts.com). The Article discussed the Registration Statement and the Company. The full text of the Article, as posted on TradingCharts.com’s website on January 16, 2014, is reproduced below.
The Article was not prepared by or reviewed by the Company prior to its publication. Neither A.M. Best nor TradingCharts.com is affiliated with the Company and the Company did not make any payment or give any consideration to A.M. Best or TradingCharts.com in connection with the Article. Statements in the Article that are not attributed directly to Mr. Raucy or based on, or derived from, the Company’s public filings with the SEC, represent A.M. Bests’ or others’ opinions, and are not endorsed or adopted by the Company.
You should consider statements in the Article only after carefully evaluating all of the information in the Registration Statement, including the documents incorporated by reference therein, as filed with the SEC and as supplemented from time to time. In particular, you should carefully read the risk factors described in the Registration Statement, which is available on the SEC website at www.sec.gov.

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Clarifications and Corrections
For purposes of clarification, it should be noted that the Article stated that the Company is seeking to raise $34.5 million in its initial public offering. While the Company paid a registration fee to the SEC based on a principal maximum aggregate offering price of $34.5 million (including full exercise of the underwriters’ over-allotment option) with respect to common stock being offered to the public, the terms of the offering, including the offering size and pricing, have not been finalized. The Company will make such determination in consultation with the underwriters for the offering based on a variety of factors, including market conditions and the Company’s financing needs.
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Text of Article

Title:	1347 Property CEO: IPO of La.-Based Company Will Fuel Geographic Expansion
Author:	Michael Buck
Source:	Futures.tradingcharts.com /news/futures/1347_Property_CEO__IPO_of_ La__Based_Company_Will_Fuel_Geographic_Expansion_209387081.html
Last Updated:	January 16, 2014 4:29 PM

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1347 Property CEO: IPO of La.-Based Company Will Fuel Geographic Expansion
BATON ROUGE, La., Jan 16, 2014, (A. M. Best via COMTEX) --
An insurance holding company, which currently writes all of its business in the Louisiana homeowners market, is seeking to raise $34.5 million in an initial public offering of stock, according to papers filed recently with the U.S. Securities and Exchange Commission.
The company, 1347 Property Insurance Holdings, will use the bulk of the money to set up a new subsidiary to expand into new markets and smaller chunks to further capitalize its existing subsidiary, Maison Insurance Co., and for general corporate purposes, the filing says. The shares are planned for the NASDAQ exchange under the symbol “PIH.”
“We want to grow the organization,” said Douglas Raucy, president and chief executive officer of 1347 Property Insurance Holdings. “We have a pretty effective business plan, but we’re a little bit limited by being a single-state, Louisiana, company. We want to expand into other states and in order to do that we needed more capital than perhaps we could grow internally.”
Raucy said there are three major states on the drawing board for the next few years: Texas, Florida and Hawaii. Those states offer the potential for the company to write wind-and-hail-only policies, which has been part of its strategy in Louisiana.

The holding company isn’t new, just renamed, Raucy said. It was formerly known as Maison Insurance Holdings Inc., but was christened with a new name to broaden appeal outside of Louisiana, he said. The moniker is a nod to the date of the first known insurance contract, he said.
The company would like to complete the IPO by the end of the first quarter, Raucy said, “but that’s just an internal goal.” After that, he said, “we can sit down and seriously consider expansion.” The current subsidiary, Maison Insurance, writes all of its business in Louisiana, and has participated in the Louisiana Citizens Property Insurance Corp. depopulation program by taking policies away from the state’s insurer of last resort as recently as December (Best’s News Service, Jan. 15, 2014).
Maison, through the first nine months of 2013, reported a net loss of $1.4 million and total assets of $16.9 million, according to the regulatory filing. The company as of the end of 2013 had about 11,500 policies in force, about half of which came from Louisiana Citizens, with the other half from voluntary business.
Maison started writing business in Louisiana in late 2012 (Best’s News Service, Nov. 29, 2012). Both Maison and 1347 Property are subsidiaries of Kingsway Financial Services Inc. Following the IPO, Kingsway is expected to be one of the largest stockholders, but will no longer be responsible for funding 1347’s or Maison’s operations, the filing says.
The holding company is also mulling on forming a captive reinsurance company “somewhere offshore” to help spread some of the company’s risk, Raucy said. However, nothing is firm on that move, he said.
(By Michael Buck, senior associate editor, BestWeek: Michael.Buck@ambest.com)
Michael Buck
Copyright (C) 2014 by A. M. Best Company, Inc.
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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This free writing prospectus and the Registration Statement contain forward-looking statements. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management about the Company’s business, financial condition and results of operations, among other factors. In some cases you can identify these statements by forward-looking words such as “may,” “might,” “will,” “will likely result,” “should,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “potential,” “continue,” “believes” and similar expressions, although some forward-looking statements are expressed differently.
These forward-looking statements are based on the Company’s current expectations and assumptions that are subject to risks and uncertainties that may cause its actual results, performance, or achievements to differ materially from any expected future results, performance, or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These risks and uncertainties include, but are not limited to the level of demand for the Company’s coverage and the incidence of catastrophic events related to its coverage; the Company’s ability to grow and remain profitable in the competitive insurance industry; its ability to access additional capital; its ability to attract and retain qualified personnel; changes in general economic, business and industry conditions; and legal, regulatory, and tax developments.

There is no assurance that the Company’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if the Company’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated, or projected. Such risks and uncertainties also include those set forth under “Risk Factors” in the Registration Statement. The Company’s forward-looking statements speak only as of the time that they are made and do not necessarily reflect the Company’s outlook at any other point in time. Except as required by law or regulation, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or for any other reason.